EX-28.d.3.d.i

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND INSIGHT NORTH AMERICA LLC

Effective September 6, 2021
As amended February 2, 2022*

Funds of the Trust	Subadvisory Fees
NVIT BNY Mellon Core Plus Bond Fund	0.20% on Aggregate Subadviser Assetsƚ up to $250 million;
0.15% on Aggregate Subadviser Assetsƚ of $250 million and more but less than $1 billion; and
0.125% on Aggregate Subadviser Assetsƚ of $1 billion and more

*As approved at the Board of Trustees Meeting held on December 6-8, 2021.

ƚ The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the NVIT BNY Mellon Core Plus Bond Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and Insight North America LLC, dated February 2, 2022) of the Nationwide BNY Mellon Core Plus Bond ESG Fund, a series of Nationwide Mutual Funds.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.
TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By: /s/ Christopher Graham Name: Christopher C. Graham Title: Vice President & Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Christopher Graham Name: Christopher C. Graham Title: Vice President & Chief Investment Officer

SUBADVISER
INSIGHT NORTH AMERICA LLC

By: /s/ Jenna Maguire Name: Jenna Maguire Title: Head of Client, North America